Exhibit 99.1

Press Release

CENCORA ANNOUNCES COMMON SHARE REPURCHASE FROM WALGREENS BOOTS ALLIANCE AND RAISES FISCAL 2024 GUIDANCE

CONSHOHOCKEN, PA, May 22, 2024 — Cencora, Inc. (NYSE: COR) today announced that it has agreed to repurchase shares of its common stock from Walgreens Boots Alliance Holdings LLC in the amount of approximately $400 million in a private transaction.

Cencora is also raising its fiscal year 2024 adjusted diluted earnings per share guidance to $13.35 to $13.55, up from the previous range of $13.30 to $13.50, to reflect a lower weighted average diluted share count, partially offset by higher net interest expense due to lower investment balances as a result of cash being used for share repurchases. This transaction is an example of the Company’s opportunistic approach to share repurchases and the Company will now have completed approximately $550 million of share repurchases in the month of May.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #11 on the Fortune 500 and #24 on the Global Fortune 500 with more than $250 billion in annual revenue.

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release, including, without limitation, those regarding the Company’s updated adjusted diluted earnings per share guidance, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,”, “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September, 30, 2023 and elsewhere in that report and (ii) other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

Contacts:	Bennett S. Murphy
Senior Vice President, Head of Investor Relations & Treasury
610-727-3693
Bennett.Murphy@cencora.com